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                              CERPROBE CORPORATION

                              LIST OF SUBSIDIARIES

                                   EXHIBIT 21


SUBSIDIARIES OF CERPROBE CORPORATION:
     Cerprobe Interconnect Solutions, Inc.
     SVTR, Inc.
     Cerprobe Europe Limited
     Cerprobe Asia Holdings Pte Ltd
     Cerprobe Europe S.A.S.
     OZ Technologies, Inc.

SUBSIDIARIES OF OZ Technologies, Inc.
     Triple S Engineering, Inc.

SUBSIDIARIES OF CERPROBE ASIA HOLDINGS PTE LTD:
     Cerprobe Asia Pte Ltd.    *

SUBSIDIARIES OF CERPROBE ASIA PTE LTD.:
     Cerprobe Singapore Pte Ltd
     Cerprobe Taiwan Company Ltd

* 70% owned by Cerprobe Corporation until August 18, 1997, at which time Cerprobe's ownership was reduced to 60%.